Exhibit 10.4

AGREEMENT BY AND AMONG

POSITIVEID CORPORATION,

SANOMEDICS, INC. AND THERMOMEDICS, INC.

This AGREEMENT is entered into as of March 4, 2016 by and among PositiveID Corporation, a Delaware corporation (the “Company”); Sanomedics, Inc., a Delaware Corporation (“Sano”) and, its wholly-owned subsidiary, Thermomedics, Inc., a Nevada corporation (“Thermo”) (together, the “Parties”).

WHEREAS, the parties hereto entered into that certain Stock Purchase Agreement, dated as of October 21, 2015 and First Amendment to such Stock Purchase Agreement, dated as of December 4, 2015 (the “SPA”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such term in the SPA) pursuant to which the Company agreed to purchase, and Sano agreed to sell, all of the shares of Thermo; and

WHEREAS, the parties hereto entered into that certain Management Services and Control Agreement, dated as of December 4, 2015 (the “MSACA”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such term in the MSACA) pursuant to which full control of Thermo, including operational and financial benefits and responsibility for Thermo, was transferred to the Company; and

WHEREAS, in contemplation of the closing of the transactions under the SPA and in furtherance of Sano’s and Thermo’s obligations under the MSACA, the parties hereto desire to make certain agreements and to amend certain terms of the MSACA as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to MSACA. Section 11 of the Agreement shall be amended in its entirety to read as follows:

“Term. This Agreement shall commence effective as of the date first written above and shall remain in effect until the date of closing pursuant to the terms of the SPA. It will be considered an Event of Default if Sano has not delivered to the Company (or the Company has waived delivery with respect to such item) each of the items as set in Section 2.03(a) of the SPA (the “Deliverables”) or prior to March 31, 2016 (the “Default Date”). Notwithstanding the foregoing, in the event that Sano delivers the Deliverables (or the Company has waived delivery with respect to such item) on or prior to the date which is twenty (20) days following the Default Date (the “Extension Date”), an Event of Default shall be deemed not to have occurred. Sano may terminate this Agreement at any time following the Extension Date, subject to the consent of the Manager, by (i) repaying the Company all principal and interest for any advances made to Thermo pursuant to this Agreement (the “Advance Amount”), (ii) repaying the Company all principal and interest for the advanced Cash Purchase Price made to Sano pursuant to this Agreement (“Purchase Amount”) and (iii) paying the Termination Fee; provided; however; that if Sano has provided the Deliverables to the Company and the Company does not (or is not willing to) consummate the Stock Purchase Transaction, Sano and Thermo shall: (A) not have any obligation to pay a Termination Fee; and (B) have six (6) months to repay the Advance Amount and the Purchase Amount to the Company.”

2.	Agreement as to Intercompany Indebtedness. Sano shall release, cancel, terminate or otherwise settle all Intercompany Indebtedness and accounts owed by Thermo to Sano or any of its Affiliates (other than Thermo) as of December 4, 2015, and Sano shall cause Thermo to release, cancel, terminate or otherwise settle all Intercompany Indebtedness and accounts owed by Sano or any of its Affiliates (other than the Thermo) to Thermo as December 4, 2015. Effective as of December 4, 2015, Sano, on behalf of itself and its Affiliates (other than the Thermo), hereby forever fully and irrevocably waives, releases and discharges Thermo and Representatives from any and all claims, liabilities, obligations or agreements of any kind or nature whatsoever.

3.	Agreement as to Thermo Intellectual Property. Effective December 4, 2015, Sano shall transfer all Patents and other Intellectual Property in its name or the name of one of its affiliates (other than Thermo) that are included on the schedules to the SPA (Schedule(s) 3.11(b) as of October 21, 2015), and shall take any and all actions necessary to transfer all Intellectual Property used by Thermo or with respect to Thermo or the Business to Thermo effective as of December 4, 2015 such that Thermo is the rightful and valid owner of all of its Intellectual Property and the Intellectual Property used in the Business as of such date. Sano represents that the Patents and other Intellectual Property included on Schedule 3.11(b) of the SPA as of October 21, 2015 are the only Patents and other Intellectual Property used by Thermo or with respect to Thermo or the Business to Thermo as of December 4, 2015.

4.	Miscellaneous

a) The Parties agree that the provisions SPA and the MSACA may be amended in the future to reflect the amendment and agreements made herein. Any such amendment to the SPA and the MSACA shall be governed by the applicable amendment provisions of the SPA and the MSACA.

b) As of and after the date hereof, each reference in the MSACA to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereby” or words of like import referring to the MSACA shall mean and be a reference to the MSACA as amended by this Agreement. Except as specifically amended by this Agreement, each term, provision and condition of the MSACA survives, remains and shall continue in full force and effect.

c) The SPA, MSACA and this Agreement may be further amended or modified in whole or in part only by a writing which makes reference to the SPA, MSACA and this Agreement, and any amendments thereto, as applicable, executed by the Parties. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

d) This Agreement (together with the Schedules and the Exhibits thereto) and the other agreements and instruments expressly provided for therein and herein, together with the SPA and the MSACA, and any amendments thereto, set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SANOMEDICS, INC.

By:	/s/ David Langle
Name:	David Langle
Title:	Chief Executive Officer

[Sano Signature Page to Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Thermomedics, Inc

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	President

[Company and Thermo Signature Page to Agreement]